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Exhibit 4.4

AGREEMENT OF SUBSTITUTION AND AMENDMENT OF
COMMON SHARES RIGHTS AGREEMENT

        This Agreement of Substitution and Amendment is entered into as of August 16, 2002 by and between Myriad Genetics, Inc., a Delaware corporation (the"Company") and American Stock Transfer and Trust Company, a New York banking corporation ("AST").

RECITALS

A.
On or about July 17, 2001, the Company entered into a Common Shares Rights Agreements (the "Rights Agreement") with Mellon Investor Services LLC (the "Predecessor Agent") as rights agent.

B.
The Company wishes to remove the Predecessor Agent and substitute AST as rights agent pursuant to Section 21 of the Rights Agreement.

C.
The Company has given the Predecessor Agent notice of removal of the Predecessor Agent as rights agent.

AGREEMENT

        NOW THEREFORE, in consideration of the foregoing and of other consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:

1.
Section 21 of the Rights Agreement is hereby amended to provide that any successor rights agent shall, at the time of its appointment as rights agent, have a combined capital and surplus of at least $10 million, rather than $50 million.

2.
The Company hereby appoints AST as rights agent pursuant to Section 21 of the Rights Agreement, to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

3.
AST hereby accepts the appointment as rights agent pursuant to Section 21 of the Rights Agreement and agrees to serve in that capacity for the consideration and subject to all of the terms and conditions of the Rights Agreement.

4.
From and after the effective date hereof, each and every reference in the Rights Agreement to a "Rights Agent" shall be deemed to be a reference to AST.

5.
Section 26 of the Rights Agreement is amended to provide that notices or demands shall be addressed as follows (until another address is filed):

If to the Company:	Myriad Genetics, Inc. 320 Wakara Way Salt Lake City, Utah 84108 Attention: President and C.E.O. Facsimile No.: (801) 584-3640
If to AST:	American Stock Transfer & Trust Company 59 Maiden Lane New York, NY 10038 Attention: Corporate Trust Department
6.
Except as expressly modified herein, the Right Agreement shall remain in full force and effect.

7.
This Agreement of Substitution and Amendment may be executed in one or more counterparts, each of which shall together constitute one and the same document.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the dated indicated above.

MYRIAD GENETICS, INC.
By:	/s/ PETER D. MELDRUM
Name:	Peter D. Meldrum
AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ HERBERT J. LEMMER
Name:	Herbert J. Lemmer

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  Exhibit 4.4